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                                                                       Exhibit G

                              GOVERNANCE AGREEMENT

                  This GOVERNANCE AGREEMENT (this "Agreement"), dated as of June 11, 1999, is by and between Hauser, Inc., a Colorado corporation (the "Company"), Zuellig Group N.A., Inc. a Delaware corporation ("ZGNA") and Zuellig Botanicals, Inc., a Delaware corporation ("ZBI").

                                R E C I T A L S :

                  WHEREAS, pursuant to the terms of an Agreement and Plan of Merger, dated as of December 8, 1998, between ZGNA and the Company (the "Merger Agreement"), ZGNA and ZBI have simultaneously herewith acquired from the Company, and the Company has issued to ZGNA and ZBI, shares of its Common Stock, par value $.001 per share (the "Common Stock"); and

                  WHEREAS, the parties wish to set forth certain arrangements regarding ZGNA's and ZBI's ownership in the Company.

                  NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements herein contained, ZGNA, ZBI and the Company hereby agree as follows:

                  SECTION 1.  DEFINITIONS.

                  The terms defined in this Section 1, whenever used herein, shall have the following meanings for all purposes of this Agreement.

                  "Affiliate" means any Person or entity, directly or indirectly, controlling, controlled by or under common control with such Person or entity.

                  "Agreement" shall have the meaning set forth in the preamble hereto.

                  "Board" shall mean the board of directors of the Company.

                  "Common Stock" shall have the meaning set forth in the recitals hereto.

                  "Company" shall have the meaning set forth in the preamble hereto.
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                  "Continuing Directors" shall mean at any date a member of the
Board (i) who was a member of the Board on the day preceding the Closing Date of the Mergers or (ii) who was nominated or elected by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election.

                  "Exchange Act" shall mean the Securities Exchange Act of 1934, an amended.

                  "Independent Director" shall mean at any date a member of the Board (i) who at any time in the preceding five (5) years has not been an Affiliate of or employed by, or retained as a consultant to, the Company or ZGNA or any Affiliate of the Company or ZGNA (except to the extent such member is deemed to be an Affiliate solely in his or her capacity as a director of the Company) and (ii) who was nominated or elected by at least a majority of the directors who were Independent Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Independent Directors at the time of such nomination or election.

                  "Mergers" shall mean the mergers pursuant to the Merger Agreement.

                  "Merger Agreement" shall have the meaning set forth in the recitals hereto.

                  "Person" shall mean an individual, partnership, joint-stock company, corporation, limited liability company, trust or unincorporated organization, or a government, agency, regulatory authority or political subdivision thereof.

                  "Securities Act" shall mean the Securities Act of 1933, an amended.

                  "Substitute Director" shall have the meaning set forth in
Section 2(b).

                  "Withdrawing Director" shall have the meaning set forth in
Section 2(b).

                  "ZBI" shall have the meaning set forth in the preamble hereto.

                  "ZGNA" shall have the meaning set forth in the preamble hereto.

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                  "ZGNA Director" shall have the meaning set forth in
Section 2(a).

                  SECTION 2.  BOARD OF DIRECTORS.

                  (a) Election of Directors. As of the date hereof, the Board consists of the following nine directors: Dean P. Stull, William E. Coleman, Robert F. Saydah, Volker Wypyszyk, Peter Zuellig, Harvey L. Sperry, Rodolfo C. Bryce, Herbert Elish, and James Mellor, all of whom were elected to serve as directors pursuant to the Merger Agreement and the approval thereof at the Special Meeting of the Company's shareholders held on June 11, 1999. From and after the effective date of the Mergers, ZGNA, ZBI and the Company shall take all action within their respective power, including in the case of ZGNA and ZBI, the voting of all shares of capital stock of the Company owned by them, required to cause the Board to consist of nine (9) members, and at all times throughout the term of this Agreement to include (i) as long as ZGNA and ZBI together own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) at least twenty percent (20%) of the Common Stock, three (3) representatives designated by ZGNA (each, a "ZGNA Director"), (ii) three (3) representatives designated by the Continuing Directors and (iii) three (3) Independent Directors. The parties acknowledge that Messrs. Volker Wypyszyk, Peter Zuellig and Harvey L. Sperry are the initial ZGNA Directors, Messrs. Dean P. Stull, William E. Coleman and Robert
F. Saydah are the initial Continuing Directors and Messrs. Rodolfo C. Bryce, Herbert Elish, and James Mellor are the initial Independent Directors.

                  (b)      Replacement Directors.

                                    (i)  In the event that any ZGNA Director,
Continuing Director or Independent Director (a "Withdrawing Director") designated in the manner set forth in Section 2(a) hereof is unable to serve, or once having commenced to serve, is removed or withdraws from the Board, such Withdrawing Director's replacement (the "Substitute Director") will be designated by ZGNA, if the Withdrawing Director is a ZGNA Director, by a vote of the remaining Continuing Directors, if the Withdrawing Director is a Continuing Director, or by a vote of the remaining Independent Directors, if the Withdrawing Director is an Independent Director, as the case may be. ZGNA, ZBI and the Company agree to take all action within their respective power, including in the case of ZGNA and ZBI, the voting of capital stock of the Company owned by them to cause the election of such Substitute Director promptly following his or her nomination pursuant to this Section 2(b).

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                                    (ii) In the event there are no Continuing
Directors remaining to appoint Substitute Directors pursuant to Section 2(b)(i), then ZGNA, ZBI and the Company shall take all action within their respective power, including in the case of ZGNA and ZBI, the voting of all shares of capital stock of the Company owned by them, required to cause the Board to consist of three (3) ZGNA Directors and six (6) Independent Directors.

                                    (iii) In the event there are no Independent
Directors remaining to appoint Substitute Directors pursuant to Section 2(b)(i) or (ii), then ZGNA, ZBI and the Company shall take all action within their respective power, including in the case of ZGNA and ZBI, the voting of all shares of capital stock of the Company owned by them, to appoint three or six, as the case may be, additional Independent Directors to the Board.

                  SECTION  3.  NOTICE OF MEETINGS; QUORUM.

                  (a) Notice of any regular or special meeting of the Board shall be mailed to each director addressed to him at his residence or usual place of business at least three days before the day on which the meeting is to be held, or if sent to him at such place by telecopy, telegraph or cable, or delivered personally or by telephone, not later than the day before the day on which the meeting is to be held. No notice of the annual meeting of the Board of Directors shall be required if it is held immediately after the annual meeting of the stockholders and if a quorum is present. Members of the Board, or any committee designated by the Board, shall, except as otherwise provided by law or the Articles of Incorporation of the Company, have the power to participate in a meeting of the Board, or any committee, by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at the meeting.

                  (b) A majority of the Board at any time in office shall constitute a quorum. At any meeting at which a quorum is present, the vote of a majority of the members present shall be the act of the Board unless the act of a greater number is specifically required by law or by the Articles of Incorporation or the By-laws of the Company; provided, however, that any proposed change to the Articles of Incorporation or By-laws of the Company, shall require the approval of a majority of the entire Board, and any transaction with the person entitled to appoint ZGNA Directors or an Affiliate of such person shall require the approval of a majority of the Continuing Directors and Independent Directors. The members of the Board shall act only as the Board and the individual members thereof shall not have any powers as such.

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                  SECTION  4.  MISCELLANEOUS.

                  (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado applicable to contracts made and to be performed entirely within such State.

                  (b) Paragraph and Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

                  (c)  Notices.

                  (i) All communications under this Agreement shall be in writing and shall be delivered by hand, by facsimile or mailed by overnight courier or by registered mail or certified mail, postage prepaid:

                  (1) if to ZGNA or ZBI, at 2550 El Presidio Street, Long Beach, California 90810-1193 (facsimile: (310) 637-3644),marked for attention of President, or at such other address as ZGNA or ZBI may have furnished the Company in writing (with a copy to Willkie Farr & Gallagher, 787 Seventh Avenue, New York, NY 10019-6099, Attention: Harvey L. Sperry, Esq. (facsimile:
                  212-728-8111), or at such other address it may have furnished the Company in writing), or

                  (2) if to the Company, at 5555 Airport Boulevard, Boulder, Colorado 80301 (facsimile: (303) 441-5802), marked for the attention of Dean Stull, or at such other address as the Company may have furnished Investor in writing (with a copy to Chrisman, Bynum & Johnson, P.C., 1900 Fifteenth Street, Boulder, Colorado 80302, Attention: Laurie Glasscock, Esq. (facsimile: 303-449-5426) or at such other address as it may have furnished in writing to ZGNA).

                  (ii) Any notice so addressed shall be deemed to be given: if delivered by hand or by facsimile, on the date of such delivery; if delivered by courier, on the first Business Day following the date of the delivery to the courier; and if mailed by registered or certified mail, on the third Business Day after the date of such mailing.

                   (d) Expenses and Taxes. Whether or not the Closing shall have occurred, each party shall pay its own fees and expenses incurred in connection with the transactions contemplated hereby.

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                   (e) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties; provided, however, that ZGNA may only assign its rights hereunder to a transferee of a majority of the Common Stock acquired by ZGNA and ZBI pursuant to the Mergers and securities issued in respect thereof.

                   (f) Entire Agreement; Amendment and Waiver. This Agreement and the agreements attached as Exhibits hereto constitute the entire understandings of the parties hereto and supersede all prior agreements or understandings with respect to the subject matter hereof among such parties. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of the Company and ZGNA. No course of dealing between the Company and ZGNA nor any delay in exercising any rights hereunder shall operate as a waiver of any rights of either party hereto.

                   (g) Severability. In the event that any part or parts of this Agreement shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not effect the remaining provisions of this Agreement which shall remain in full force and effect.

                   (h) Termination. This Agreement shall terminate and shall be of no further force or effect on or after the earlier of (i) the fifth anniversary of the date hereof or (ii) the date on which ZGNA and ZBI together own less than twenty percent (20%) of the outstanding shares of Common Stock.

                   (i) Loss of ZGNA Directorships. If a court of competent jurisdiction shall determine that ZGNA or ZBI has breached Section 6.9 of the Merger Agreement (Standstill), ZGNA and ZBI shall automatically lose their right to designate three (3) representatives as set forth in Section 2(a) hereof. In such event, ZGNA and ZBI shall cause ZGNA Directors to immediately resign as directors of the Board and shall take all action within their power to elect three (3) nominees of the Continuing Directors to the Board. If such court's determination shall be reversed on appeal, ZGNA's and ZBI's right to designate three (3) representatives as set forth in Section 2(a) hereof shall be immediately restored and the Company shall cause three (3) Continuing Directors to immediately resign as directors of the Board and shall take all action within its power to elect three (3) nominees of ZGNA and ZBI to the Board.

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                   (j) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

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                  IN WITNESS WHEREOF, the undersigned have executed this
Agreement as of the date first written above.



                                                HAUSER, INC.

                                                By: /s/ Dean P. Stull
                                                    ----------------------------
                                                    Name: Dean P. Stull
                                                    Title: CEO

                                                ZUELLIG GROUP N.A., INC.

                                                By: /s/ Volker Wypyszyk
                                                   -----------------------------
                                                   Name: Volker Wypyszyk
                                                   Title: President

                                                ZUELLIG BOTANICALS, INC.

                                                By: /s/ Ralph Heimann
                                                    ----------------------------
                                                    Name: Ralph Heimann
                                                    Title: President